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                    [DOBSON COMMUNICATIONS CORPORATION LETTERHEAD]


                                  December 26, 1996


Mr. Ed Evans
10088 Brookwood Court
Louisville, Kentucky 40223


Dear Ed,

It is with great pleasure I offer you a position with Dobson Communications Corporation. After our conversations I am convinced you would be a good complement to our companies and lead the wireless group forward over the next several years.

Your title will be President, Chief Operating Officer of Dobson's cellular and PCS operations, reporting to me. Upon your agreement to join Dobson Communications Corporation, you will receive a signing bonus of $20,000.00. The initial annual salary will be $120,000, which will be reviewed one year after the start date. In addition, there will be a bonus of between 30-50% dependent on your performance as defined by a set of objectives agreed to by you, myself, the business plan, and the Board of Directors. The bonus will be paid annually during the first quarter.

In addition, we will provide you an in-house mortgage for up to five years, or up to 180 days following an early separation from your employment with Dobson Communications Corporation. The mortgage amount will not exceed $300,000.00 and will carry a 4% interest rate on a 30-year amortization.

We also offer you the opportunity to purchase options for 1.0% of Dobson Communications Corporation at a strike price consistent with the current valuation of the company. Sixty percent (60%) of those options will vest over five years at 20%, or 12% of the total option pool per year. Forty percent (40%) of the options will be

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performance-based, vesting at the end of the year and dependent upon achieving specific milestones and objectives, again identified within the business plan. Should a change of control occur at Dobson Communications Corporation, your options will become fully vested.

In addition, you will have three weeks vacation and a full medical and dental plan. We also have a 401K plan which will give you some additional deferred compensation opportunities. To insure relocation from Kentucky is quick and easy, we will reimburse you for actual moving expenses.

In the event you are terminated without cause, Dobson Communications Corporation agrees to a severance pay equal to one year's salary.

It would be beneficial to all for your start date to be January 6, 1997.

Please indicated your concurrence to the above by signing below, then return the document to me.

Dobson Communications Corporation looks forward to you become a part of our team.

Sincerely,

/s/ Everett Dobson

Everett Dobson
President/Chief Executive Officer


Agreed to:


          /s/ Ed Evans
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Ed Evans

Date:    12/30/96
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